Exhibit 10.23

Purchase Agreement

This Purchase Agreement is entered into as of the 1 day of November, 2004 by and between Nature’s Value, Inc., a New York corporation with a principal place of business at 54 Drexel Drive, Bay Shore, New York 11706 (“Nature’s Value”), and Vitamin Shoppe Industries Inc., a New York corporation with a principal place of business at 2101 91st Street, North Bergen, New Jersey 07047, Attn: Director of Merchandise (“Vitamin Shoppe” and, together with Nature’s Value, the “Parties”).

W I T N E S S E T H:

Whereas, Vitamin Shoppe is a retailer and marketer of vitamin, nutraceutical and herbal products;

Whereas, Nature’s Value is a contract manufacturer of vitamins, nutraceutical and herbal products; and

Whereas, Nature’s Value has been manufacturing certain product for Vitamin Shoppe and the Parties desire to document and to amend their existing agreement with respect to Nature’s Value prior and future manufacturing of product for Vitamin Shoppe.

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration paid by each Party to the other, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. General. This Agreement sets forth the terms and conditions governing Vitamin Shoppe’s purchase of any and an goods, products and merchandise (collectively, “Merchandise”) from Nature’s Value and supersedes an prior agreements. This Agreement shall govern all future purchases of Merchandise, and, except with respect to the pricing thereof, all other Merchandise sold by Nature’s Value to Vitamin Shoppe since January 1, 2000. This Agreement shall also govern the pricing for an orders placed on or after June 3, 2004. Unless agreed to in writing by an officer of Vitamin Shoppe, any and an of Nature’s Value’s terms and conditions, which add to, vary from, or conflict with this Agreement are hereby rejected and are of no legal effect. No Merchandise shall be shipped unless Nature’s Value has received a purchase order. Vitamin Shoppe shall have the right, at any time prior to shipment of the Merchandise, to make changes to the applicable purchase order.

2. Forecasts; Price.

a. Nature’sValue has manufactured for Vitamin Shoppe the Merchandise set forth on Schedule A hereto at the prices set forth therein. Vitamin Shoppe shall provide to Nature’s Value estimates of its demand for each item of Merchandise over the subsequent twelve (12) month period, and shall update such estimate from time to time, but not less often than semiannually. Vitamin Shoppe’s estimate of its demand that is in effect on May 1 or a calendar year shall govern the period July 1 through December 31 of such calendar year, and the estimate that is in effect on November 1 shall govern the period January 1 through June 30 of the subsequent calendar year, and is herein called the “Operative Forecast”; provided, however, the Operative Forecast for the period July 1, 2004 through December 31, 2004 is attached hereto as Schedule B. If during any six-month period (commencing on either July 1 or January 1 of a year) Vitamin Shoppe shall purchase Merchandise having a gross aggregate cost (hereinafter called the “Gross Cost of Merchandise”) of not less than the amount provided in the Operative Forecast for such six-month period, the Gross Cost of Merchandise for such six-month period shall be reduced by eight percent (8%) (the “Volume Discount”) of the amount provided on Schedule A based upon the actual purchases by Vitamin Shoppe and the unit prices on Schedule A. It is understood and agreed that the Operative Forecast is an estimate only and that Vitamin Shoppe’s actual purchases may vary significantly from the Operative Forecast for individual items of Merchandise. Vitamin Shoppe shall be entitled to the Volume Discount, and shall be deemed to have satisfied the minimum commitment set forth in this Section 2(b), based upon its aggregate Gross Cost of Merchandise for such six-month period.

b. The delivery of an Operative Forecast shall constitute a commitment by Vitamin Shoppe to order Merchandise having a Gross Cost of Merchandise of not less than ninety percent (90%) of the aggregate cost of the Merchandise on the Operative Forecast.

c. The eight percent (8%) reduction in the Gross Cost of Merchandise shall be deducted off of each invoice that Nature’s Value shall provide to Vitamin Shoppe. If Vitamin Shoppe shall fail to purchase Merchandise having a Gross Cost of Merchandise of not less than the amount provided in the Operative Forecast for a six-month period, it shall not be entitled to the Volume Discount and shall, within thirty (30) days after request, pay to Nature’s Value an amount equal to the Volume Discount previously taken and attributable to such six-month period.

d. The Parties may amend Schedule A hereto from time to time in writing in order to add new Merchandise, in which event the same shall be subject to all of the terms and provisions hereof, including but not limited to the Volume Discount.

3. Fill Rates. For orders that are not materially greater than those in the Operative Forecast, Nature’s Value shall satisfy not less than ninety-eight percent (98%) of Vitamin Shoppe’s orders hereunder (based upon dollars, not units) (the “Fill Rate”) within thirty (30) days after placement thereof (or such longer period as Vitamin Shoppe may specify with the order). For orders that are materially greater than those set forth in the Operative Forecast, Nature’s Value shall satisfy not less than ninety-eight percent (98%) of Vitamin Shoppe’s orders hereunder within sixty (60) days after placement thereof (or such longer period as Vitamin Shoppe may specify with the order). If Vendor shall fail to satisfy such 98% Fill Rate on any order, Nature’s Value shall, within ten (10) days, issue to Vitamin Shoppe a credit memo in an amount equal to one-half percent ( 1/2%) of the Gross Cost of Merchandise on all Merchandise on such order for each percent (rounded to the nearest whole percent) that the Fill Rate was less than ninety-eight percent (98%). For example, if the Gross Cost of Merchandise on a particular order were Ninety Thousand Dollars ($90,000.00) and the fill rate for such order was ninety-five percent (95%), the credit memo would equal One Thousand Three Hundred Fifty Dollars ($1,350.00), determined by multiplying 3 (98% required Fill Rate minus the actual Fill Rate of 95%) times Y2% (the credit percentage for each percent deficiency in the Fill Rate) times $90,000.00. The issuance of a credit memo on account of Vendor’s failure to maintain such Fill Rate does not constitute a waiver of Vendor’s default for failure to maintain the Fill Rate.

4. Payment. The date on which payments are due from Vitamin Shoppe shall be measured from the latest of Vitamin Shoppe’s receipt of the applicable Merchandise, the bill of lading with respect thereto or the invoice therefor (the “Measurement Date”). All allowances and credits shall be remitted to Vitamin Shoppe within thirty (30) days after Nature’s Value’s receipt of Vitamin Shoppe’s claim. Vitamin Shoppe shall be entitled to set-off any amounts owing at any time from Nature’s Value to Vitamin Shoppe against any amounts payable by Vitamin Shoppe to Nature’s Value. Vitamin Shoppe shall be entitled to a discount of three percent (3%) off of the Gross Cost of Merchandise for all payments made within ten (10) days after the Measurement Date.

5. Delivery.

a. Unless otherwise specified herein, all orders shall be F.O.B. Vitamin Shoppe’s destination 2101 91s1 Street, North Bergen, NJ 07047, freight prepaid. Merchandise shall be packaged and shipped in accordance with Vitamin Shoppe Merchandise Supply Chain Requirements, a copy of which are attached hereto as Schedule C, and which Vitamin Shoppe may modify from time to time upon notice to Nature’s Value.

b. Vitamin Shoppe shall have the option, upon not less than thirty (30) days prior written notice to Nature’s Value, to elect to have orders of Merchandise delivered F.O.B. Origin - Freight Collect. If Vitamin Shoppe shall make such election~ Nature’s Value shall provide and off-invoice allowance on each invoice in an amount equal to two percent (2%) of the Gross Cost of Merchandise.

c. The risk of loss with respect to any Merchandise shall not pass to Vitamin Shoppe until the Merchandise has been delivered in full conformity with the applicable purchase order and this Agreement to Vitamin Shoppe’s designated location. All Merchandise shall be subject to inspection and approval by Vitamin Shoppe for a reasonable period of time after receipt, notwithstanding payment therefor, and may be rejected in whole or in part, as if it had never been accepted, if the Merchandise is not in full compliance herewith. With respect to all returns, Nature’s Value shall issue a credit equal to the original cost of such Merchandise plus all transportation and handling costs associated therewith. Any Merchandise that has been seized or condemned shall be deemed to have been returned to Nature’s Value hereunder.

6. Prices Increases. If Nature’s Value desires to increase the price of any item of the Merchandise, it shall provide not less than six (6) months’ prior written notice thereof to Vitamin Shoppe, along with the amount of the proposed price increase. Nature’s Value shall not request any price increases for any item of Merchandise unless the same is directly attributable to an increase in the cost of raw materials that are components of such Merchandise, and each such request shall be accompanied by a certification executed by the chief executive officer of Nature’s Value stating Nature’s Value’s prior and increased cost of the raw materials, the cost of which is the cause of such request for a price increase. Vitamin Shoppe shall have the right, within thirty (30) days after receipt of Nature’s Value’s notice, to agree to such price increase or to reject the same. If Vitamin Shoppe shall agree to such price increase, such price increase shall be effective for all orders placed after the expiration of the six-month period set forth herein. If Vitamin Shoppe shall not agree to a proposed price increase, Nature’s Value shall have the right, by written notice to Vitamin Shoppe not later than sixty (60) days after Vitamin Shoppe has informed Nature’s Value that Vitamin Shoppe will not accept the proposed price increase, to not continue to sell such item of Merchandise to Vitamin Shoppe, provided that all orders placed prior to the expiration of the six-month notice period for price increases shall be fined by Nature’s Value at the then price for such Merchandise. If Nature’s Value’s cost of any raw material that is a component of any item of Merchandise decreases for any reason, Nature’s Value shall notify Vitamin Shoppe of the same, and the price set forth on Schedule A for such item of Merchandise shall decrease by an amount equal to the decrease in the cost of raw materials that are components of such Merchandise, all of which costs shall be certified by the. chief executive officer of Nature’s Value.

7. Assurances. Nature’s Value represents and warrants as of the date hereof that to its knowledge that following are materially true and correct, and further covenants that:

(a) Nature’s Value has good title to the Merchandise, free and clear of encumbrances of any kind;

(b) Nature’s Value will inform Vitamin Shoppe in the event that the country of origin if other than the United States so that such country of origin may be reflected by Vitamin Shoppe in the packaging;

(c) the Merchandise prices and all components thereof, including without limitation all discounts, credit terms, rebates, reductions and additions of any type, as well as all forms of payments, allowances, credits, services, facilities, and commissions, whether related to Nature’s Value’s sale of the Merchandise to Vitamin Shoppe, to the promotion of Vitamin Shoppe’s resale of the Merchandise or to any other aspect of the parties’ business relationship, that Nature’s Value provides to Vitamin Shoppe comply with all applicable laws and regulations, including without limitation all sections of the Robinson-Patman Act, 15 U.S.C. § 13 (the “Act”). To the extent that any Merchandise price or component thereof, or any payment, allowance, credit, service, facility, or commission, that Nature’s Value provides to Vitamin Sharpe differs from that which Nature’s Value provides to any purchaser other than Vitamin Sharpe, such difference is justified or otherwise lawful under the Act;

(d) the Merchandise, including, without limitation, the packaging, labeling and registration thereof, does not and shall not infringe upon any patent, trademark, copyright or other intellectual property rights of any third party, provided that the foregoing shall not apply to any portion thereof that Vitamin Shoppe shall design;

(e) the Merchandise may be introduced lawfully into interstate and intrastate commerce, and does and shall conform to any product specifications currently in existence or contained in the purchase order or Nature’s Value’s literature or samples provided that Vitamin Shoppe shall be responsible for lawfulness of the Merchandise in connection with all statements on any packaging designed by or performed by Vitamin Shoppe (other than statements provided to Vitamin Shoppe by Nature’s Value concerning the Merchandise);

(f) all of the information provided by Nature’s Value to Vitamin Shoppe with respect to the Merchandise shall be true and correct, and sufficient substantiation shall exist for any claim made by Nature’s Value to Vitamin Shoppe for Vitamin Shoppe to publish and use the same in compliance with the provisions of all Federal, State and local laws and regulations now in effect or hereafter enacted;

(g) if any of the Merchandise shall require specialized handling upon either receipt or shipment by Vitamin Shoppe, including but not limited to handling necessary to satisfy the requirements of the Federal Aviation Administration, Nature’s Value shall notify Vitamin Shoppe in writing prior to shipment thereof to Vitamin Shoppe;

(h) the Merchandise shall be new product not previously delivered to any other person or entity, fit and sufficient for the purposes intended, merchantable, of good material and workmanship and free from defect, and not adulterated or misbranded under any provisions of the Federal Food, Drug, and Cosmetic Act (the “FFDC Act”), the regulations thereunder or any other Federal or State law or regulation; .

(i) the Merchandise which requires the approval of, or conformance to, the regulations, standards and/or interpretations of any Federal, State, local or quasi-governmental regulatory agency, including but not limited to the Consumer Product Safety Commission, the Food and Drug Administration or the Federal Trade Commission (including those applicable to foods and dietary supplements), shall bear the approval of such agency and/or comply with the regulations and standards thereof;

(j) except to the extent that Vitamin Shoppe shall design the same, Nature’s Value shall comply with the provisions of all Federal, State and local laws and regulations now in effect or hereafter enacted applicable to the Merchandise and its packaging, advertising, labeling and registration (including but not limited to those of the agencies specifically identified in this Section 7), and the use and sale by Vitamin Shoppe and its customers of the Merchandise shall not cause them to be in violation of any such law or regulation. All Merchandise that is manufactured to the specifications of Vitamin Shoppe shall comply fully with all such specifications;

(k) the Merchandise comprising each shipment or other delivery hereafter made by Nature’s Value to Vitamin Shoppe or any of its vendors, vendees or customers shall not be, as of shipment or delivery, adulterated or misbranded within the meaning of the FFDC Act, nor shall it be an article which may not, under the provisions of section 404, 505, or 512 of the FFDC Act, be introduced into interstate commerce;

(l) Nature’s Value, within twenty-four (24) hours of learning of the same, shall notify Vitamin Shoppe if any Merchandise shall become subject to a product concern, warning, withdrawal or recall;

(m) each item of Merchandise shall be manufactured in such a manner so that neither the appearance, weight nor taste thereof shall vary between lots; and

(n) the expiration date of all Merchandise shall be marked on each label, and no Merchandise shall be shipped to Vitamin Shoppe if the expiration date shall be less than a specified number of months after the date of shipment for each item of Merchandise, which number of months is set forth on Schedule A hereto.

8. Confidentiality.

(a) “Confidential Information” of a Party shall mean all information disclosed to or otherwise obtained, whether in writing or orally, by a Party (the “Receiving Party”) by or from the other Party (the “Disclosing Party”) prior to or during the Term (i) that the Receiving Party knows, or should reasonably know, are or contain trade secrets or other proprietary information of the Disclosing Party, or (ii) that bears a legend or other marking indicating that such information is confidential, or (iii) without limiting subsection (i) above, if such information is disclosed orally, that is reduced to writing within thirty (30) days of such disclosure and marked as confidential. The following information shall not be considered “Confidential Information,” information which: (1) was already in the public domain prior to its disclosure hereunder, (2) became available to the public after the date of disclosure hereunder through no fault of the Receiving Party, (3) the Receiving Party can reasonably demonstrate is already possessed by it without any confidentiality obligation at the time of receipt thereof from the Disclosing Party, (4) is independently developed by the Receiving Party without use of the Confidential Information of the Disclosing Party, (5) the Receiving Party has obtained non-confidentially from a third party that duly possesses it and without any confidentiality obligations, and (6) is required to .be disclosed by law or regulation or by order of a court or other governmental body (but only after consultation with the Disclosing Party and only to the extent required thereby and seeking confidential treatment where available). The existence of this written Agreement, and the volume of sales hereunder, shall also be deemed Confidential Information. All Confidential Information disclosed hereunder shall remain the property of the Disclosing Party.

(b) During the Term, and for a period of five (5) years thereafter, except as expressly authorized by the Disclosing Party in writing, the Receiving Party agrees to use diligent efforts, and at least the same degree of care that it uses to protect its own confidential information of like importance (which shall in no event be less than reasonable care), to prevent unauthorized use and disclosure of the Disclosing Party’s Confidential Information. With respect to Confidential Information of a Disclosing Party, the Receiving Party shall (i) use such Confidential Information exclusively for the purpose of exercising its rights and fulfilling its obligations under this Agreement, and (ii) restrict disclosure of such Confidential Information to those of its employees, agents and consultants who have a need to know such information and who are bound by obligations of confidentiality at least as stringent as those set forth herein, and refrain from disclosing such Confidential Information to anyone other than such employees, agents and consultants on a need-to-know basis. Each Party shall also have the right to disclose Confidential Information to the extent required by law, including but not limited to the Securities Laws.

(c) Upon the expiration or termination of this Agreement, if requested by the Disclosing Party, the Receiving Party shall promptly return to the Disclosing party all Confidential Information of the Disclosing Party in its possession or control; provided that each Receiving Party may retain one copy of such Confidential Information of the Disclosing Party solely for archival purposes.

9. Insurance. Nature’s Value shall, within thirty (30) days after execution hereof, increase its existing insurance to have limits through underlying and excess coverage of not less than $10,000,000.00 per occurrence which contains bodily injury, personal injury, products and completed operations, advertising injury coverage, and a contractual liability endorsement which coverage shall name Vitamin Shoppe as an insured. Nature’s Value represents and warrants that it shall continue to maintain, at all times while it is supplying Merchandise to Vitamin Shoppe (and for at least five [5] years after the most recent delivery of Merchandise), such insurance, and that it currently has the aforesaid coverages, but with limits of $5,000,000.00. Nature’s Value shall satisfy Vitamin Shoppe’s insurance requirements, a copy of which is attached as Schedule D hereto, and which Vitamin Shoppe may reasonably modify .from time to time upon written notice to Nature’s Value. Vitamin Shoppe has engaged LRF/RM, Inc. (or a substitute advisor) to review Vitamin Shoppe’s insurance requirements (including, but not limited to, addition Vitamin Shoppe as an additional insured thereon) and Periculum Services Group (or a substitute advisor) to monitor Nature’s Value’s compliance therewith, and Nature’s Value shall provide all requested information to any such advisor.

10. Term. The term (“Term”) of this Agreement shall be three (3) years, with automatic one-year extensions unless a Party notifies the other of an intention to cancel not less than six (6) months prior to the expiration hereof.

11. Indemnification.

a. Nature’s Value shall indemnify, defend and hold harmless Vitamin Shoppe, its affiliates and customers, and their respective officers, directors, agents and employees, from and . against any and all claims, liabilities and expenses (including attorneys’ fees and costs, increased and/or punitive awards) which result in whole or in part from (i) any actual or alleged defect in any Merchandise (latent or patent), (ii) the use or purchase of any Merchandise by Vitamin Shoppe and/or its direct or indirect customers, and/or (iii) the failure of the Merchandise to comply with any of the representations or warranties set forth herein or any other express, implied or statutory warranties, in any such event whether or not any demand for payment is made to Nature’s Value and/or any lawsuit is actually filed against Vitamin Shoppe. The defense of any matter shall be by counsel reasonably selected by Vitamin Shoppe and with the consent of Nature’s Value, which shall not be unreasonably withheld, delayed or conditioned. The foregoing indemnification shall not be applicable to the extent the claim, liability or expense arises out of any formulation specified by Vitamin Shoppe and prepared by Nature’s Value in . accordance with Vitamin Shoppe’s specifications, or to Merchandise that is altered by Vitamin Shoppe after the same is received .from Nature’s Value.

b. Vitamin Shoppe shall indemnify, defend and hold harmless Nature’s Value and its affiliates, and their respective officers, directors, agents and employees, from and against any and all claims, liabilities and expenses (including attorneys’ fees and costs, increased and/or punitive awards) which result in whole or in part from (i) any statements or artwork provided by Vitamin Shoppe for use in the Merchandise packaging (so long as the Merchandise conformed to the description thereof provided to Vitamin Shoppe), (ii) advertising or marketing efforts of Vitamin Shoppe (or its sub-licensees), and/or (iii) Merchandise that is altered by Vitamin Shoppe after the same is received from Nature’s Value; in any such event whether or not any demand for payment is made to Nature’s Value and/or any lawsuit is actually filed against Nature’s Value. The defense of any matter shall be by counsel reasonably selected by Nature’s Value and with the consent of Vitamin Shoppe, which shall not be unreasonably withheld, delayed or conditioned.

12. Vitamin Shoppe’s Private Label Products. Vitamin Shoppe shall-be and remain the owner of all right, title and interest in and to any and all trademarks (the “Trademarks”) for the Merchandise throughout the world, and any and all rights in any Trademark occasioned by the use of that mark in connection with the Merchandise or other products supplied or produced by Nature’s Value shall inure solely to Vitamin Shoppe. Nature’s Value represents, warrants and covenants that: (a) the Trademarks shall only be applied to labels and packaging for products sold or supplied exclusively to Vitamin Shoppe; (b) Nature’s Value shall not apply any Trademark to, or sell, ship, or transfer to any person other than Vitamin Shoppe, anywhere in the world, any product bearing a Trademark or any colorable imitation thereof; and (c) Nature’s Value shall not contest, before any governmental agency or unit, in any court or proceeding, or otherwise, the sole and exclusive ownership of all right, title and interest in and to the Trademarks in Vitamin Shoppe, and/or the validity thereof, and expressly waives any claim to any right, title or interest, anywhere in the world, to the Trademarks. Vitamin Shoppe shall indemnify, defend and hold harmless Nature’s Value from and against any and all claims, liabilities and expenses (including attorney’s fees and costs, increased and/or punitive awards) which result from a claim by any party other than Nature’s Value, its. related companies or customers, arising out of the use of the Trademarks for Merchandise in accordance with this Agreement.

13. Quality Controls.

a. Nature’s Value shall comply with “Good Manufacturing Practices” protocols for food, and, upon promulgation of final regulations by applicable governmental authorities, those applicable to dietary supplements. Nature’s Value shall conduct periodic Merchandise quality tests and provide Vitamin Shoppe with the results upon the Vitamin Shoppe’s reasonable request. Basic quality control evaluations, including but not limited to tests for efficacy, will be performed during and directly following the manufacture of each and every batch. Third party laboratories, such as Covance, shall perform advanced analyses on the first five (5) batches of all new items of Merchandise. On all existing items of Merchandise, and after the initial testing of new Merchandise described in the preceding sentence, every fifth (5th) batch shall be tested. Nature’s Value shall supply the testing and quality control information set forth on Schedule E hereto with respect to the Merchandise, including but not limited to those pertaining to retainers and consumer complaints. Vitamin Shoppe reserves the right to reasonably modify Schedule E from time to time.

b. Vitamin Shoppe shall have the right, at its sale cost and expense, to perform such tests upon Merchandise as it deems necessary or desirable in order to confirm that the Merchandise shall comply with all requirements set forth herein. If any Merchandise shall fail such test Nature’s Value shall (i) take such actions as are reasonably necessary in order to correct such deficiencies, including but not limited to replacing the same with Merchandise that is in full compliance with all of the requirements hereof and reimbursing all of Vitamin Shoppe’s costs associated therewith, (ii) reimburse the costs of the tests that Vitamin Shoppe performed that evidenced that the Merchandise failed to comply. If any item of Merchandise shall fail a quality control evaluation two (2) or more times within a six-month period and as a result thereof Vitamin Shoppe is out of stock at any of its stores or its distribution center as a consequence thereof, in addition to all of its other rights and remedies hereunder, including but not limited to the right to terminate this Agreement, Nature’s Value shall pay to Vitamin Shoppe an amount equal to the gross margin dollars that Vitamin Shoppe would have received :tram its customers for the sale of such Merchandise if the same had been in stock.

c. In order to improve its contract manufacturing operations and maintain and enhance the quality of the “Vitamin Shoppe” brand, Vitamin Shoppe is in the process of adopting procedures to monitor the quality of Merchandise that it purchases. Such procedures shall include, but not be limited to, on-site monitoring and inspection of the manufacturing processes of contract manufacturers performing services for Vitamin Shoppe. Nature’s Value shall cooperate with Vitamin Shoppe’s efforts in this area, including but not limited to permitting an on-site quality control person engaged by Vitamin Shoppe to be located at Nature’s Value’s manufacturing facility :tram time to time, or all of the time.

14. Packaging of Merchandise. The Parties acknowledge that during calendar year 2004 they have transitioned the packaging of Merchandise from Nature’s Value to Vitamin Shoppe. The pricing set forth on Schedule A hereto reflects the current pricing thereof, with Nature’s Value packaging and labeling the same. The Parties acknowledge that the pricing for certain Merchandise that was sold in bulk by Nature’s Value to Vitamin Shoppe since June 3, 2004 was less than the sum set forth on Schedule A. and that all of the Parties obligations set forth herein based upon dollar commitments for the period through December 31, 2004, including but not limited to Vitamin Shoppe’s purchase commitment set forth in Section 2(b), the Volume Discount set forth in Section 2(a) and the Fill Rate set forth in Section 3, shall be based upon actual prices for that Merchandise which has been sold at prices lower than those set forth on Schedule A because Vitamin Shoppe packaged the same.

15. Default.

a. If Nature’s Value breaches any of the terms or conditions contained in this Agreement, including, but not limited to, its representations and warranties, fails to comply with any of the terms contained in a Purchase Order, fails to make timely deliveries of Merchandise, or any proceedings by or against Nature’s Value in bankruptcy or insolvency are instituted, Vitamin Shoppe shall have the right, in addition to any other right or remedy provided in this Agreement or by law or in equity, upon thirty (30) days prior written notice to Nature’s Value, to terminate this Agreement and all or any part of any outstanding Purchase Order, and without liability to Vitamin Shoppe (except for Merchandise already received by Vitamin Shoppe).

b. If Vitamin Shoppe breaches any of the terms or conditions contained in this Agreement, including, but not limited to, its representations and warranties, or any proceedings by or against Vitamin Shoppe in bankruptcy or insolvency are instituted, Nature’s Value shall have the right, in addition to any other right or remedy provided in this. Agreement or by law or in equity, upon thirty (30) days prior written notice to Vitamin Shoppe to terminate this Agreement and all or any part of any outstanding Purchase Order, and without liability to Nature’s Value (except for Merchandise already received by Vitamin Shoppe).

c. In addition to any other legal or equitable remedies available to Vitamin Shoppe to which Vitamin Shoppe may avail itself if Nature’s Value defaults hereunder, Vitamin Shoppe shall have the right to purchase Merchandise or reasonable substitutes from a different manufacturer or supplier and if the cost to Vitamin Shoppe for such purchases exceeds that which Vitamin Shoppe would be obligated to pay hereunder, Nature’s Value shall pay the amount of such difference to Vitamin Shoppe, together with any loss incurred by Vitamin Shoppe, including consequential damages such as losses resulting from obligations incurred by Vitamin Shoppe to third parties in reliance on Nature’s Value’s performance.

16. Arbitration: Attorneys’ Fees. All controversies and claims arising out of or relating to this Agreement, or the breach thereof, to which the Parties are the only parties shall be settled solely by arbitration held in Newark, New Jersey in accordance with the rules then obtaining of the American Arbitration Association, and judgment upon any award thereon, may be entered in any court having jurisdiction thereof. If the parties hereto become involved in any action or proceeding arising out of or in connection with this Agreement or the Merchandise (including, without limitation, the enforcement or interpretation of this Agreement or either Party’s rights, duties or obligations hereunder), the prevailing Party shall be entitled to recover from the non-prevailing Party all reasonable expenses of attorneys’ fees, paralegal fees and costs, expenses and disbursements incurred by the prevailing Party in such action or proceeding, without the necessity for a cross-action by the prevailing Party. Such reimbursement shall include all such expenses incurred prior to’ and at any such trial or proceeding and at all levels of appeal and post judgment proceedings. In the event of a good faith dispute hereunder, the parties shall continue to perform each of their other obligations hereunder while resolving any such dispute.

17. Notices. All requests, demands, approvals, consents and other notices required or permitted to be given hereunder shall be in writing and shall not be effective for any purposes unless sent via registered or certified mail, postage pre-paid, return receipt requested, or by a nationally-recognized overnight delivery service (such as Federal Express and UPS), postage pre-paid, with proof of delivery requested. Notices shall be addressed to the parties at the addressees) set forth in the Preamble or to such other address or addresses as either Party may, from time to time, specify on thirty (30) days’ prior written notice to the other Party. Duplicate copies of any notice shall be sent as follows:

if to Nature’s Value:

Jantra Van Roy, Esquire

Zeichner, Ellman & Krause LLP

575 Lexington

New York, NY 10022

if to Vitamin Shoppe:

Vitamin Shoppe Industries Inc.

2101915t Street

North Bergen, NJ 07047

Attn: General Counsel

Notices shall be deemed given as of the date received or the date on which delivery is first refused as evidenced by the return receipt of the registered or certified mail or the overnight . delivery receipt, as the case may be.

18. Subcontracting; Assignment.

a. Nature’s Value shall not subcontract any portion of the services provided hereunder, other than the purchase of raw materials and testing services that are performed by third party laboratories.

b. This Agreement shall be binding on and shall inure to the benefit of the Parties and their respective permitted successors and assigns. Neither Party may assign its obligations or rights hereunder without the prior written consent of the other Party. Notwithstanding the foregoing, (i) Vitamin Shoppe may assign this Agreement in connection with the sale of all or substantially all of its assets, and (ii) Nature’s Value may assign this Agreement in connection with the sale of all or substantially all of its assets, provided that it has complied with the terms and conditions set forth in Section 18(c).

c. In no event shall Nature’s Value assign, or permit the assignment of, any portion of its rights or obligations hereunder to a person or entity that owns, operates, controls, or is under common control with, any business that competes with Vitamin Shoppe’s retail, catalog and/or internet business operations, including but not limited to an assignment by operation of law or the transfer of any interest in Nature’s Value. In the event of such an assignment or transfer, Vitamin Shoppe shall have the right, at any time within six (6) months after it receives written notice of such an assignment or transfer, to terminate this Agreement, and during such six-month period the price for any Merchandise that Vitamin Shoppe shall obtain from Nature’s Value shall be reduced by twenty-five percent (25%) and Vitamin Shoppe shall be entitled to a reduction in any sums due and owing by Vitamin Shoppe to Nature’s Value the amount of fifty percent (50%).

19. Miscellaneous. This Agreement may be amended, modified or supplemented only by a writing signed by the Parties. The failure of a Party at any time or times to require performance of any provision of this Agreement shall in no manner affect its right at a later time to enforce the same provision. No waiver by a Party shall be effective unless in writing. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Agreement shall not be affected by that holding, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of New Jersey.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have executed and delivered this Agreement on the date first above written.

NATURE’S VALUE, INC.	VITAMIN SHOPPE INDUSTRIES INC.

/s/ Oscar Ramjeet	/s/ Wayne Richman
By: Oscar Ramjeet	By:	Wayne Richman
Title: President	Title:	C.O.O.